EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		April 22, 2009
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS FIRST QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2009.
Net sales for the quarter ended March 31, 2009 were $144.5 million compared to $281.8 million during the first quarter of 2008. Net income for the first quarter of 2009 was $4.6 million versus $13.6 million in the first quarter of 2008. Fully diluted net earnings per common share were $0.20 in the first quarter of 2009 versus $0.58 in the first quarter of 2008.
On a sequential quarter comparison, net sales for the first quarter of 2009 were $144.5 million versus $180.2 million during the fourth quarter of 2008. Net income for the first quarter of 2009 was $4.6 million versus $16.7 million in the fourth quarter of 2008. Fully diluted net earnings per common share were $0.20 in the first quarter of 2009 versus $0.72 in the fourth quarter of 2008.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce these earnings in the midst of the tough competitive environment we are experiencing in our industry and the slump in the overall U.S. economy. The slowdown in construction activity in the United States continues to adversely impact industry unit volumes as it has over the last two to three years. Despite the abundance of negative news in the media, our unit volumes were down only 4.0% from the first quarter of 2008 to the first quarter of 2009, and increased 8.5% in the first quarter of 2009 versus the fourth quarter of 2008. The current financial crisis has raised uncertainty amongst builders and buyers of buildings across America. This uncertainty has also affected our competitors and created a volatile pricing environment in our industry that compressed the spread between what we paid for a pound of copper versus what we were able to charge for wire that contained a pound of copper. In the first quarter of 2009, this spread fell by 23% versus the first quarter of 2008 and it fell by 41% versus the fourth quarter of 2008. We attempted to lead the industry with several price increases during the quarter, but met limited success, as the average price of wire sold dropped 26% while copper costs declined only 16% on a sequential quarter basis. We believe our superior order fill rates are as important as ever, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast.
We continue to maintain our strong balance sheet. The only long-term debt we have as of March 31, 2009, is $100 million in long-term notes due in 2011, with our $150 million revolving line of credit at a zero balance. In addition, we had $230.7 million in cash as of March 31, 2009. We also declared our tenth consecutive quarterly cash dividend during the first quarter of 2009.
With our exceptionally strong balance sheet, we have the capability to approach the future confidently. Our low cost structure and strong balance sheet have enabled us to withstand tough periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their tremendous efforts and our stockholders for their continued support.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publish this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2008 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended March 31,
$’s in 000’s	2009	2008
Net Income	$4,616	$13,619
Income Tax Expense	2,323	6,652
Interest Expense	870	1,367
Depreciation and Amortization	3,470	3,482

EBITDA	$11,279	$25,120

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS

Current Assets
Cash	$230,704	$217,666
Receivables, net	109,663	126,184
Inventories	67,491	65,533
Prepaid Expenses and Other	5,388	2,375

Total Current Assets	413,246	411,758

Property, Plant and Equipment, net	126,395	121,442

Other Assets	129	139

Total Assets	$539,770	$533,339

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$12,844	$4,639
Accrued Liabilities and Other	22,793	29,086

Total Current Liabilities	35,637	33,725

Long Term Liabilities
Note Payable	100,615	100,675
Other Long Term Liabilities	—	—
Non-Current Deferred Income Taxes	9,611	9,320

Total Long Term Liabilities	110,226	109,995

Total Liabilities	145,863	143,720

Stockholders’ Equity
Common Stock	262	262
Additional Paid in Capital	42,618	42,486
Treasury Stock	(21,269)	(21,269)
Retained Earnings	372,296	368,140

Total Stockholders’ Equity	393,907	389,619

Total Liabilities and Stockholders’ Equity	$539,770	$533,339

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands)
(Unaudited)

	Quarter Ended March 31,
	2009		2008
Net Sales	$144,485	100.0%	$281,759	100.0%
Cost of Sales	126,650	87.7%	246,289	87.4%

Gross Profit	17,835	12.3%	35,470	12.6%

Selling, General and Administrative Expenses	10,608	7.3%	14,467	5.1%

Operating Income	7,227	5.0%	21,003	7.5%

Net Interest & Other Expense	288	0.2%	732	0.3%

Income before Income Taxes	6,939	4.8%	20,271	7.2%

Income Taxes	2,323	1.6%	6,652	2.4%

Net Income	$4,616	3.2%	$13,619	4.8%

Basic Earnings Per Share	$0.20		$0.59

Diluted Earnings Per Share	$0.20		$0.58

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	22,997		23,181

-Diluted	23,277		23,454

Dividends Declared per Share	$0.02		$0.02